Landry’s Restaurants, Inc. Announces Agreement with Bond Holders

HOUSTON, August 20 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY - News), announced today it has reached an agreement with a majority of the note holders to reinstate the 7.5% Senior Notes (“Senior Notes”) whereby the interest rate under the Senior Notes will increase to 9.5%. The agreement also provides that both the Company and the note holders shall have an option at 18 months for the Company to redeem the bonds or for the note holders to call the bonds. Although the agreement was read into the record in the Court proceeding previously instituted by the Company, a formal written settlement agreement has not yet been executed, however, it is anticipated to be completed prior to August 29, 2007.

Tilman J. Fertitta, Chairman, President and CEO stated, “We are pleased to have our SEC filings in place and for the bond matter to be settled. We can now turn our focus to running the Company and completing all of our projects.”

Rick Liem, EVP and CFO added, “It was important at this time to retain the bonds in our capital structure and maintain our existing $300.0 million bank revolving credit facility.”

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the Company’s ability to refinance its debt, ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010 www.landrysrestaurants.com	or	Rick H. Liem Executive Vice President & CFO (713) 850-1010 www.landrysrestaurants.com